For Immediate Release

NEW ASSAY RESULTS REPORTED BY IRELAND INC. EXPAND THE
BOUNDARIES OF NEW GOLD DISCOVERY

HENDERSON, Nevada – April 22, 2009 – Ireland Inc. (OTC BB: IRLD) (“Ireland”) (“the Company”), a minerals exploration and development company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States, today announced that additional assay results from its 2008 drill program have indicated that Ireland has discovered new mineralized zones adjacent to its previously reported “Zone B” discovery at the Columbus Project located in Esmeralda County, Nevada.

Drilling Program Significantly Expands Potential of Mineralization In Zone B

Ireland has received assay results from independent consultants McEwen Geological LLC of Arvada, Colorado (“McEwen”) on samples taken from an additional 7 contiguous holes that were drilled adjacent to the previously announced 555 acre Zone B mineralized area, which is located approximately three miles south of the Company’s permitted mine site (Zone A). The drill samples were analyzed using a caustic fusion technique, and the results reported were from the extracted precious metals. The assay results from these additional holes have led the Company to expand the area known as Zone B from 555 acres to 1,068 acres, where the weight mean average grade for the mineralized intercepts identified in the 14 holes drilled in Zone B approximates 0.044 opt Au equivalent (see table below).

Zone B – Drill Results

Hole ID	Depth Drilled (ft)	Mineralized Interval[1] (ft)	Thickness (ft)	Au (opt)	Ag (opt)	Au (opt)[2] Equivalent
S1B	400’	10’ to 400’	390’	0.045	0.234	0.047
S2B	200’	50’ to 160’	110’	0.034	0.179	0.036
S3B	275’	90’ to 275’	185’	0.039	0.237	0.042
S4B	200’	170’ to 200’	30’	0.021	0.093	0.022
S5B	200’	50’ to 200’	150’	0.041	0.167	0.044
S6B	400’	240’ to 270’	30’	0.036	0.206	0.038
		310’ to 400’	90’	0.033	0.181	0.036
S7B	200’	0’ to 200’	200’	0.037	0.160	0.039
S8B	350’	0’ to 350’	350’	0.040	0.187	0.042
S9B	200’	0’ to 200’	200’	0.048	0.244	0.051
S10B	400’	0’ to 310’	310’	0.040	0.254	0.043
		360’ to 400’	40’	0.080	0.265	0.083
S11B	200’	0’ to 140’	140’	0.042	0.224	0.044

[1]	Mineralized Intervals were determined using a 0.020 opt Au equivalent cut-off.
[2]	Au Equivalent calculated using: $900/oz Au, $12/oz Ag

S12B	200’	0’ to 60’	60’	0.057	0.318	0.061
		150’ to 200’	50’	0.026	0.095	0.027
S13B	400’	0’ to 100’	100’	0.053	0.246	0.056
		170’ to 250’	80’	0.026	0.102	0.027
		290’ to 350’	60’	0.052	0.252	0.055
S14B	280’	80’ to 100’	20’	0.023	0.138	0.024
		140’ to 280’	140’	0.045	0.231	0.048
Weight Mean Average for All Drill Hole Intercepts				0.041	0.212	0.044

Potential Material Mineable by Surface Dredge Operation Expanded

New operational cost estimates, current drill results and geological modeling by McEwen have led the Company to believe that the dredge-type mining method currently used in Zone A, could economically be used to mine to a depth of 200 feet. Based on this 200 feet depth, the Company has expanded its estimates of the material that could potentially be surfaced mined within Zone B to 108M tons. These 108M tons of potentially surface minable material lie within the original 555 acre area of Zone B.

The average grade of all of the samples taken within these 108M tons of material was approximately 0.042 opt Au equivalent. Potential mineable material tonnages outlined to date are listed below. Additional exploration work will be required before proved or probable reserves can be established.

Location	Potential Mineable Acres[3]	Depth (ft)	Thickness (ft)	Potential Tonnage
Zone A – Mine Area	270	3’ to 40’	37’	14.8 M tons
Zone B – (Holes S7B to S13B)	555	0’ to 200’	Up to 200’	108 M tons

The full extent of the Zone B mineralization has yet to be determined by further drilling and drill sample analyses. The area currently identified as Zone B is unbounded on all sides. To confirm the extractable gold and silver grades, Ireland will conduct additional bench scale and bulk sample tests in both Zone A and Zone B. Assay results from an additional 25 holes drilled during the Company’s 2008 drill program have not yet been returned to the Company. The Company will announce assay results from these additional drill holes once they have been returned to the Company and analyzed.

Commercial Feasibility of Extraction

In the fourth quarter of 2008, independent consultants Arrakis Inc. of Denver, Colorado (“Arrakis”) completed construction and commenced pilot plant operations at the Company’s production facility located in Zone A. The purpose of this pilot plant test work is to determine the commercial viability of mining and extracting precious metals from the mineralized zones at the project.

[3]	Acreage expected to be surface minable in an economical manner.

In March 2009, an independent laboratory commissioned by Ireland, AuRIC Metallurgical Laboratories of Salt Lake City, Utah, conducted a bulk leach test on 1,738 pounds of materials that were collected by Arrakis under Chain of Custody (“COC”) standards from the Zone A mine site. No mineral processing operations such as crushing, grinding, drying or screening were performed on the sample. The material was analyzed using a caustic fusion technique that reported head grades of 0.055 opt Au and 0.520 opt Ag. The material was then leached and resulted in the extraction of 0.047 opt Au and 0.464 opt Ag into solution. The precious metals were then collected on resins and processed to produce Au and Ag bullion for a net extraction of 0.038 opt Au and 0.385 opt Ag. This represents leach extraction of 86.2% of Au into solution and 69.1% of Au recovered as metal. The overall extraction was 0.043 opt Au equivalent value.

Ireland believes that the potentially mineable material found in Zone B is similar to the material processed with the bulk leach test in Zone A.

About Ireland Inc.

Ireland Inc. is a minerals exploration and development company that is focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States.

In 2007, Ireland acquired rights to two mining properties, both of which are prospective for gold and other minerals. In early 2008, Ireland completed the acquisition of the Columbus Project located near Tonopah, NV, where it has an option to acquire an additional 22,640 acres of adjacent mineral claims. Ireland also owns rights to acquire up to 100% of the Red Mountain Project in San Bernardino County, California.

Ireland Inc. is headquartered in Henderson, Nevada, and its common stock trades on the OTC Bulletin Board under the symbol “IRLD”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, and uncertainties surrounding estimates of mineralized material. There is no assurance that the test results reported in this document are indicative of extraction rates throughout the Columbus Project. Additional exploration work is required before proved or probable mineral reserves can be established. There is no assurance that the results of Ireland’s pre-feasibility program will result in a decision to enter into commercial production. Ireland undertakes no obligation to update the forward looking statements in this document.

For Additional Information, Contact:

Douglas Birnie, CEO at (702) 932-0353
info@irelandminerals.com
www.irelandminerals.com
2441 West Horizon Ridge Parkway, Suite #100
Henderson, NV, 89052

or

RJ Falkner & Company, Inc.
Investor Relations Counsel at
(800) 377-9893 or via email at info@rjfalkner.com